As filed with the Securities and Exchange Commission on October 7, 2008.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVANTAIR, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1635240
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

4311 General Howard Drive
Clearwater, FL 33762
(Address of principal executive offices)(Zip Code)

2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

(Name, address and telephone number of agent for service)	(Copy to:)

Steve Santo	William N. Haddad, Esq.
Chief Executive Officer	DLA Piper US LLP
Avantair, Inc.	1251 Avenue of the Americas
4311 General Howard Drive Clearwater, FL 33762	New York, New York 10020-1104
Tel: (727)539-0071	Tel: (212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Number of Shares to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	1,500,000	(1)	$1.65	(2)	$2,475,000	$97.27

(1) In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of Avantair, Inc. Common Stock reported on the OTC Bulletin Board on October 6, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission, or the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed September 24, 2008;

(b)	The filed portions of the Registrant’s Current Reports on Form 8-K, as follows:

Form	Filed On

8-K	August 5, 2008
8-K	August 15, 2008
8-K	September 25, 2008

and

(c)
The description of the Registrant’s common stock, $0.0001 par value per share, contained in its Registration Statement on form 8-A, filed on January 12, 2005 pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Company’s Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation filed on March 15, 2007 as an Exhibit to our current report on Form 8-K which we incorporate by reference with this filing.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation. (1)
4.2	Amended and Restated By-Laws. (2)
4.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware on November 14, 2007. (3)
4.4	2006 Long – Term Incentive Plan. (4)
5.1	Legal opinion of DLA Piper LLP (US)
23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
__________________________
(1) Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2007.
(2) Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-142312).
(3) Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 20, 2007.
(4)  Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2007.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 7th day of October, 2008.

Avantair, Inc.

By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Avantair, Inc., hereby severally constitute and appoint Steven Santo and Richard Pytak (with full power to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Santo	Chief Executive Officer and	October 7, 2008
Steven Santo	Director (Principal Executive Officer)

/s/ Richard Pytak	Chief Financial Officer	October 7, 2008
Richard Pytak	(Principal Financial and Accounting Officer)

/s/ Barry Gordon	Chairman	October 7, 2008
Barry Gordon

/s/ A. Clinton Allen	Director	October 7, 2008
A. Clinton Allen

/s/ Robert Lepofsky	Director	October 7, 2008
Robert Lepofsky

/s/ Arthur H. Goldberg	Director	October 7, 2008
Arthur H. Goldberg

/s/ Stephanie Cuskley		October 7, 2008
Stephanie Cuskley	Director